Exhibit 99.1

Allegheny Technologies Announces First Quarter 2010 Tax Charge as a Result of U.S. Healthcare Legislation

PITTSBURGH--(BUSINESS WIRE)--March 29, 2010--Allegheny Technologies Incorporated (NYSE: ATI) reported today that it expects to record a one-time, non-cash tax charge of approximately $5 million, or $0.05 per share, in the first quarter 2010 as a result of the recently-enacted Patient Protection and Affordable Care Act signed by the President on March 23, 2010, and the subsequent modifications made in the Health Care and Education Reconciliation Act of 2010 passed by Congress on March 25, 2010.

Under the new legislation, the tax-advantaged subsidy to encourage companies to provide retiree prescription drug coverage has been eliminated. Although the elimination of this tax advantage under the new legislation does not take effect until 2013, ATI is required by U.S. generally accepted accounting principles to recognize the full accounting impact in the period in which the Act is passed by Congress and signed by the President. Since future anticipated retiree health care liabilities and related tax subsidies are already reflected in ATI’s financial statements, the change in law results in a reduction of the value of the Company’s deferred tax asset related to the subsidy. This reduction in value is expected to create a $5 million one-time, non-cash charge to ATI’s earnings in the first quarter 2010.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.1 billion during 2009. ATI has approximately 8,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004
www.ATImetals.com